PREFERRED STOCK REDEMPTION AGREEMENT

THIS PREFERRED STOCK REDEMPTION AGREEMENT (this “Agreement”), dated as of February 27, 2009, is made by and among Paradigm Holdings, Inc., a Wyoming corporation (the “Company”), Semper Finance, Inc., a Delaware corporation, and USA Asset Acquisition Corp. (each a “Stockholder,” and, collectively, the “Stockholders”).

WHEREAS, Hale Capital Partners, LP and EREF PARA LLC (collectively, the “Investors”) and the Company propose to enter into a Preferred Stock Purchase Agreement dated as of February 27, 2009 (as the same may be amended or supplemented, the “Purchase Agreement”) providing for the purchase by the Investors of shares of Series A-1 Senior Preferred Stock, $0.01 par value per share, of the Company (the “Series A-1 Preferred Stock”) and certain series of warrants (the “Warrants”) to purchase Common Stock, $0.01 par value per share, of the Company (the “Common Stock”) (the transactions contemplated by the Purchase Agreement, including without limitation the issuance of securities thereunder and the amendment or amendment and restatement of the Company’s Articles of Incorporation, the “Transactions”);

WHEREAS, each Stockholder is the record and beneficial owner of such number of shares of Series A Preferred Stock of the Company (the “Series A Preferred Stock”) set forth opposite such Stockholder’s name on Schedule I hereto (such shares of Series A Preferred Stock, the “Shares”).

WHEREAS, the Stockholders have agreed with the Company to sell the Series A Preferred Stock held by them for the Purchase Price (as defined below).

WHEREAS, as a condition to the execution and delivery of the Purchase Agreement, the Investors have requested that the Stockholders enter into this Agreement; and

WHEREAS, the Stockholders believe that the execution, delivery and performance of the Purchase Agreement and the consummation of the Transactions is in the best interests of the Company and its shareholders.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the Stockholders agree as follows:

1.     Sale of Series A Preferred Stock.  At the closing of the Transactions, each Stockholder agrees to sell all Shares held by such Stockholder for the consideration set forth opposite such Stockholder’s name on Schedule I hereto (the “Purchase Price”).  At the closing of the Transactions, each Stockholder shall deliver all share certificates evidencing all of said Stockholder’s Shares to the Company and shall execute a stock power separate from the certificate transferring the Stockholder’s Shares to the Company and the Company shall deliver to each Stockholder the Purchase Price for such Stockholder’s Shares.

2.     Representations and Warranties of the Stockholders.  Each Stockholder hereby, severally and not jointly, represents and warrants to the Company as follows:

(a)  Authority.  The Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Stockholder.  This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms.  Neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any federal, state, local or municipal foreign or other government or subdivision, branch, department or agency thereof or any governmental or quasi-governmental authority of any nature, including any court or other tribunal, (a “Governmental Entity”), or (ii) violate any judgment, order, writ, preliminary or permanent injunction or decree or any statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Stockholder or any of the Stockholder’s properties or assets, including the Stockholder’s Shares.

(b) The Shares.  Subject to the terms of this Agreement, the Series A Preferred Stock and the certificates representing such Shares are now held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder.  The Stockholder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder.  The Stockholder owns of record or beneficially no Series A Preferred Stock other than the Shares as set forth on Schedule I hereto.

(c)  Purchase Agreement.  Each Stockholder understands and acknowledges that the Investors are entering into the Purchase Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(d)  Information. Each Stockholder has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Transactions and the Company’s business, management and financial affairs, which questions were answered to its satisfaction.  Each Stockholder believes that it has received all the information such Stockholder considers necessary or appropriate for deciding whether to sell the Shares.  Each Stockholder acknowledges that it is relying solely on its own counsel and not on any statements or representations of the Company or its agents for legal advice with respect to the sale of the Shares.

3.     Further Assurances.  Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as the Company or the Investors may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

4.     Termination.  This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the termination of the Purchase Agreement prior to the closing of the Transactions.  Notwithstanding the foregoing, this Agreement shall terminate and have no further force or effect if the closing of the sale of Series A-1 Preferred Stock and Warrants to the Investors pursuant to the Purchase Agreement is not consummated on or before March 1, 2009.

5.     Release.

(a)  Definitions.  For purposes of this Section 5, “RELEASORS” means each of the Stockholders and all related corporations, partnerships, affiliates, subsidiaries, parents, entities, successors and assigns and their past and present directors, officers, shareholders, members, partners, contractors, agents, attorneys and/or employees.  For purposes of this Section 5, “RELEASED PARTIES” means the Company and all of its related corporations, partnerships, affiliates, subsidiaries, parents, entities, successors and assigns and their past and present directors, officers, shareholders, members, partners, contractors, agents, attorneys and/or employees.

(b)  RELEASORS unconditionally and irrevocably release the RELEASED PARTIES from all known or unknown claims, debts, liabilities, breaches of contract, compensation, claims for profits, claims for expenses, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, if any, that the RELEASORS presently have or could have, with respect to the Shares including, but not limited to, all losses, debts, liabilities, breaches, claims and causes of action based on breach of contract, accounting, misrepresentation, fraud, conflicts of interest, tortious interference, breach of fiduciary duties, demands, costs, loss of services, expenses, compensation, contribution, attorneys’ fees, and all compensatory, consequential, liquidated, special and punitive damages.  RELEASORS acknowledge that RELEASED PARTIES have relied on the representations and promises in this Agreement and in this release (described herein in Section 5) in agreeing to the repurchase of the Shares. RELEASORS understand that RELEASORS are releasing any and all claims that may ever arise with respect to the Shares that RELEASORS may not know about as of the date of execution of this Agreement.

(c)  Each Stockholder acknowledges and agrees that the waiver of such Stockholder’s claims is knowing and voluntary and that this waiver is a part of this Agreement, which has been written in a manner calculated to be, and which is, understood by such Stockholder.

6.      General.

(a)  Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(b)  Entire Agreement.  Each party hereby acknowledges that no other party or any other person or entity has made any promises, warranties, understandings or representations whatsoever, express or implied, not contained in this Agreement and acknowledges that it has not executed this Agreement in reliance upon any such promises, representations, understandings or warranties not contained herein and that this Agreement supersedes all prior agreements and understandings between the parties with respect thereto.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(c)   Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without regard to any applicable conflicts of law.

(d)  Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e)  Notices.  All notices and other communications required or permitted hereunder shall be in writing.  Notices shall be delivered personally, via recognized overnight courier (such as Federal Express, DHL or Airborne Express) or via certified or registered mail.  Notices may be delivered via facsimile or e-mail, provided that by no later than two days thereafter such notice is confirmed in writing and sent via one of the methods described in the previous sentence.  Notices shall be addressed to the address of each Stockholder as is set forth on the books and records of the Company, or at such other address or facsimile number as such Stockholder shall have furnished in writing to the other parties hereto.  All notices shall be effective upon receipt.

(f)   Severability  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the parties hereto.

(g)  Delays or Omissions.  No delay or omission to exercise  any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such nonbreaching or nondefaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

(h)  Facsimile Signatures.  Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.

(i)   Amendment and Waiver.  This Agreement may be amended by the parties hereto by execution of an instrument in writing signed by the Company and on behalf of the Stockholders holding a majority of Shares held by all of the Stockholders.  Any such amendment signed by the Stockholders holding a majority of Shares held by all of the Stockholders shall bind all of the Stockholders.  Any action, extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed by the Company and on behalf of Stockholders holding a majority of Shares held by all of the Stockholders.

(j)   Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of the United States.  This being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

[Signature page follows.]

IN WITNESS WHEREOF, each party hereto has signed this Agreement as of the date first written above.

COMPANY:

PARADIGM HOLDINGS, INC.

By:	/s/Peter LaMontagne
Name: Peter LaMontagne
Title: President and Chief Executive Officer

STOCKHOLDERS:

SEMPER FINANCE, INC., a Delaware corporation

By:	/s/Francis X. Ryan

Name:	Francis X. Ryan

Title:	President

USA ASSET ACQUISITION CORP.

By:	/s/Francis X. Ryan

Name:	Francis X. Ryan

Title:	President

Signature Page to Redemption Agreement

Schedule I

Stockholder	Series A Preferred Stock	Purchase Price
Semper Finance, Inc.	50 shares*	$55,583.34
USA Asset Acquisition Corp.	50 shares**	$55,583.34
Total	100 shares	$111,166.68

*Shares registered in the name of SEMPER FINANCE INC OF DELEWARE but the owner of these shares is Semper Finance, Inc.
**Shares registered in the name of USA ASSET ACQUISITION CORP INC but the owner of these shares is USA Asset Acquisition Corp.